Exhibit 99.1

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Release Date: November 20, 2007	Contact:	Peter J. Rogers, Jr. Executive Vice President, Investor Relations 443.285.8059 progers@micros.com

MICROS ANNOUNCES STOCK BUYBACK

Columbia, Maryland... MICROS Systems, Inc. (Nasdaq:MCRS), a leading supplier of information systems to the hospitality and retail industries, today announced that its Board of Directors has approved the repurchase of up to 1,000,000 shares of its Common Stock over the next three years. Shares will be purchased from time to time in the open market as business conditions warrant. This stock buyback will take effect immediately.

About MICROS Systems, Inc.

MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 220,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 130 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 21,000 hotels worldwide, as well as point-of-sale and loss prevention products through its subsidiary Datavantage for more than 50,000 specialty retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.